100% Principal Protection Digital Return Notes
Linked to the 10-Year Constant Maturity U.S. Treasury Rate and the
3-Month USD LIBOR Rate
UBS AG, Jersey Branch

The information in this preliminary terms supplement is not complete and may be changed without notice. This preliminary terms supplement is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY TERMS SUPPLEMENT (Relating To Prospectus dated March 27, 2006) SUBJECT TO COMPLETION	Filed Pursuant to Rule 433 Registration No. 333-132747

100% Principal Protection Digital Return Notes
UBS AG $• Senior Notes due September •, 2007, With Payment at Maturity Linked to the
10-Year Constant Maturity U.S. Treasury Rate and the 3-Month USD LIBOR Rate

Issuer:	UBS AG, booked through its Jersey Branch
Issue Date:	March •, 2007
Maturity Date:	September •, 2007
Term:	6 months
Coupon:	We will not pay you interest during the term of the notes.
Final Observation Date:	The day that is 5 business days prior to the maturity date.
Payment at Maturity:

If both the CMT barrier constraint and the LIBOR barrier constraint, each as described below, are met on the final observation date, you will receive a payment at maturity equal to •% of the principal amount of your notes, corresponding to a per annum simple (non-compounded) rate of return on the notes of •% . The payment at maturity when both barrier constraints are met, which is expected to be between 104.5% and 105.5% of the principal amount of your notes (which equates to a per annum simple (non-compounded) rate of return of between 9% and 11%), will be determined on the pricing date and will be set forth in the final prospectus supplement delivered to you in connection with a sale of the notes.
If one or both barrier constraints are not met on the final observation date, you will receive a payment at maturity equal to 100% of the principal amount of your notes, corresponding to a rate of return on the notes of zero.
The rate of return on your investment in the notes will be zero unless both the CMT barrier constraint and the LIBOR barrier constraint are met on the final observation date.

CMT Barrier Constraint:

The CMT barrier constraint is met if the 10-Year “Constant Maturity Treasury” (or “CMT”) rate (as defined herein) for the final observation date is greater than, or equal to, 4.60%. For a detailed description of how the 10-Year CMT rate will be determined, see “Specific Terms of the Notes – Payment at Maturity” on page S-18.

LIBOR Barrier Constraint:

The LIBOR barrier constraint is met if the 3-Month USD LIBOR rate (as defined herein) for the final observation date is less than, or equal to, 5.15%. For a detailed description of how the 3-Month USD LIBOR rate will be determined, see “Specific Terms of the Notes – Payment at Maturity” on page S-18.

Denominations:	$1,000 and integral multiples thereof.
Minimum Investment	Minimum initial investment in the notes will be $10,000
Booking Branch:	UBS AG, acting through its Jersey Branch
Calculation Agent:	UBS AG, acting through its London Branch
CUSIP Number:	90261KNP1
ISIN Number:	US90261KNP11
See ‘‘Risk Factors” beginning on page S-13 for risks related to an investment in the notes.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this preliminary terms supplement and the prospectus to which it relates. Any representation to the contrary is a criminal offense.
UBS AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the notes that UBS AG has filed with the SEC for more complete information about UBS AG and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS AG will arrange to send you these documents if you request it by calling toll-free 1-800-657-9836.
The notes are not deposit liabilities of UBS AG and are not FDIC insured.
The notes will not be listed on any U.S. stock exchange. As of the date of this preliminary terms supplement, there has not yet been established a market or market price for the notes. The Issuer expects to deliver the notes through the facilities of The Depository Trust Company on or about March •, 2007 (the “Issue Date”).
To help investors identify appropriate structured investment products (“Structured Products”) UBS organizes its Structured Products into four categories: Protection Solutions, Optimization Solutions, Performance Solutions and Leverage Solutions. The Securities are classified by UBS as a Protection Solution for this purpose. For a more detailed description of each of the four categories, please see “Preliminary Terms Supplement Summary—Structured Product Categorization” on page S-4.
	Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Note	100%	0.625%	99.375%
Total	•	•	•

UBS Investment Bank	UBS Financial Services Inc.
Preliminary Terms Supplement dated March 6, 2007

Preliminary Terms Supplement Summary

The following is a summary of terms of the notes, as well as a discussion of factors you should consider before purchasing the notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this preliminary terms supplement and in the prospectus to which this preliminary terms supplement relates. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries.

What are the 100% principal protection digital return notes linked to the 10-Year CMT rate and the 3-Month USD LIBOR rate?

The 100% principal protection digital return notes linked to the 10-Year CMT rate and the 3-Month USD LIBOR rate, which we refer to in this preliminary terms supplement as the notes, are medium-term senior notes issued by us, due September •, 2007, whose payout at maturity is linked to movements in the 10-Year CMT rate and the 3-Month USD LIBOR rate. You will receive a payment at maturity based on whether both the CMT barrier constraint and the LIBOR barrier constraint, as determined by the Calculation Agent, has been met on the final observation date, which occurs on the fifth business day prior to the maturity date.

➢	If both the CMT barrier constraint and the LIBOR barrier constraint are met on the final observation date, you will receive a payment at maturity equal to •% of the principal amount of your notes, corresponding to a per annum simple (non-compounded) rate of return on the notes of •%. The payment at maturity when both barrier constraints are met, which is expected to be between 104.5% and 105.5% of the principal amount of your notes (which equates to a per annum simple (non-compounded) rate of return of between 9% and 11%), will be determined on the pricing date and will be set forth in the final prospectus supplement delivered to you in connection with a sale of the notes. If one or both barrier constraints are not met on the final observation date, you will receive a payment at maturity equal to 100% of the principal amount of your notes, corresponding to a rate of return on on the notes of zero. The rate of return on your investment in the notes will be zero unless both the CMT barrier constraint and the LIBOR barrier constraint are met on the final observation date.

➢	The CMT barrier constraint is met if the 10-Year CMT rate for the final observation date is greater than, or equal to, 4.60%.

➢	The LIBOR barrier constraint is met if the 3-Month USD LIBOR rate for the final observation date is less than, or equal to, 5.15%.

➢	The “3-Month USD LIBOR” for the final observation date means the offered rate (British Bankers’ Association) for deposits in U.S. dollars for a period of three months, commencing on such observation date, which appears on Reuters Screen LIBOR01 Page (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks) as of 11:00 a.m. London time on that observation date. If the 3-Month USD LIBOR cannot be determined on the final observation date as described above, then the 3-Month USD LIBOR will be determined on the basis of the rates, at approximately 11:00 a.m. London time on the final observation date, at which deposits in U.S. dollars for a period of three months are offered to prime banks in the London interbank market by four major banks in that market selected by the Calculation Agent, beginning on that observation date in a representative amount. The Calculation Agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, the 3-Month USD LIBOR for the final observation date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as described above, the 3-Month USD LIBOR for the finalobservation date will be the arithmetic mean of the rates for loans in U.S. dollars for a period of three months toleading European banks quoted, at approximately 11:00 a.m. in New York, New York, on that observation date,by three major banks selected by the Calculation Agent, beginning on that observation date in a representative amount. If fewer than three banks selected by the Calculation Agent are quoting as described above, the 3- Month USD LIBOR for the final observation date will be determined by the Calculation Agent in its sole and absolute discretion.

➢	The “10-Year CMT rate” for the final observation date will be determined by the Calculation Agent as follows:

the 10-Year CMT rate set forth in the weekly statistical release designated as H.15(519) as displayed on Reuters Screen FRBCMT Page (or any successor service or page for the purpose of displaying the yield for U.S. Treasury securities at constant maturity) for such observation date.

If the 10-Year CMT rate cannot be determined in the manner described above, the following procedures will be used:

If the applicable rate described above is not displayed on Reuters Screen FRBCMT Page (or any successor service or page for the purpose of displaying the yield for U.S. Treasury securities at constant maturity) by 3:30 p.m. (New York City time) on the final observation date, unless the calculation is made earlier and the rate is available from that source at that time on such date, then the 10-Year CMT rate will be the Treasury constant maturity rate having a designated maturity of 10 years, as published in H.15(519) or another recognized electronic source for displaying the rate.

If the applicable rate described above is not published in H.15(519) or another recognized electronic source for displaying such rate by 3:30 p.m. (New York City time) on the final observation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the 10-Year CMT rate will be the Treasury constant maturity rate, or other United States Treasury rate, for a designated maturity of 10 years and with reference to the particular business day on which the final observation date occurs, that is published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury and that the Calculation Agent determines to be comparable to the rate formerly displayed on Reuters Screen FRBCMT Page (or any successor service or page for the purpose of displaying the yield for U.S. Treasury securities at constant maturity) and published in H.15(519).

If the rate described in the prior paragraph cannot be determined, then the Calculation Agent will determine the 10-Year CMT rate to be a yield to maturity based on the average of the secondary market offered rates as of approximately 3:30 p.m. (New York City time), on the final observation date reported, according to their written records, by three leading primary United States government securities dealers in New York City. The Calculation Agent will select five such securities dealers, and will eliminate the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct non- callable fixed rate obligations of the United States Treasury (“Treasury Notes”) with an original maturity of approximately 10 years and a remaining term to maturity of not less than nine years in a representative amount. If two Treasury Notes with an original maturity as described above have remaining terms to maturity equally close to 10 years, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

If the Calculation Agent cannot obtain three Treasury Note quotations of the kind described in the prior paragraph, the Calculation Agent will determine the 10-Year CMT rate to be the yield to maturity based on the average of the secondary market offered rates for Treasury Notes with an original maturity longer than 10 years which have a remaining term to maturity closest to 10 years and in a representative amount, as of approximately 3:30 p.m. (New York City time), on the final observation date of leading primary United States government securities dealers in New York City. In selecting these offered rates, the Calculation Agent will request quotations from at least five such securities dealers and will disregard the highest quotation (or if there is equality, one of the highest) and the lowest quotation (or if there is equality, one of the lowest). If two Treasury Notes with an original maturity longer than 10 years have remaining terms to maturity that are equally close to the designated CMT Index Maturity, the Calculation Agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity. If fewer than five but more than two of the leading primary United States government securities dealers are quoting as described above, then the 10-Year CMT rate for the final observation date will be based on the average of the offered rates obtained, and neither the highest nor the lowest of those quotations will be eliminated. If two or fewer leading primary United States government securities dealers selected by the Calculation Agent are quoting as described above, the 10-Year CMT rate will be determined by the Calculation Agent acting in good faith in light of the commercial circumstances.

For a description of “business day,” see “Specific Terms of the Notes–Modified Business Day” on page S-21.

The notes may be a suitable investment for you if:

➢	You are comfortable with the potential payout at maturity (which is expected to be between 104.5% and 105.5% of the principal amount of your notes if both barrier constraints are met on the final observation date and which will be determined on the pricing date).

➢	You believe that movements in both the 10-Year CMT rate and the 3-Month USD LIBOR rate during the term of the notes will be such that on the final observation date, the 10-Year CMT rate will remain at, or above, 4.60% and the 3-Month USD LIBOR rate will remain at, or below, 5.15%.

➢	You are able and willing to hold the notes to maturity.

➢	You are comfortable holding notes for which no interest is payable prior to maturity.

➢	You are comfortable holding notes with unpredictable return, which could result in your receiving no return on your notes.

➢	You seek an investment with a return linked to the 10-Year CMT rate and the 3-Month USD LIBOR rate.

➢	You seek an investment with 100% principal protection.

The notes may not be a suitable investment for you if:

➢	You are not comfortable with the potential payout on the notes, or you believe that on the final observation date the 10-Year CMT rate will be below 4.60% or the 3-Month USD LIBOR rate will be above 5.15%, or both, such that the notes will not provide you any return.

➢	You seek an investment for which there will be an active secondary market.

➢	You are uncomfortable holding notes for which no interest is payable prior to maturity.

➢	You are unable or unwilling to hold the notes until maturity.

➢	You are uncomfortable holding notes with unpredictable return, which could result in your receiving no return on your notes.

Structured Product Categorization

To help investors identify appropriate Structured Products, UBS organizes its Structured Products, including the securities offered hereby, into four categories: Protection Solutions, Optimization Solutions, Performance Solutions and Leverage Solutions. The description below is intended to describe generally the four categories of Structured Products and the types of protection which may be offered on those products, but should not be relied upon as a description of any particular Structured Product.

  Protection Solutions are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.

  Optimization Solutions are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Solutions may be structured to provide no principal protection, partial protection, buffer protection or contingent protection.

  Performance Solutions are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Solutions may be structured to provide no principal protection, partial protection, buffer protection or contingent protection.

  Leverage Solutions are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

“Buffer protection,” if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose more than 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold. “Partial protection,” if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold. “Contingent protection,” if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the asset does decline below the specified threshold, all principal protection is lost.

Classification of Structured Products into categories is not intended to guarantee particular results or performance.

What are some of the risks of the notes?

An investment in the notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in the “Risk Factors” section of this preliminary terms supplement, beginning on page S-13.

➢	Unpredictable Rate of Return — The rate of return on your notes is uncertain and dependent on the level of the 10-Year CMT rate and the 3-Month USD LIBOR rate on the final observation date, occurring on the fifth business day prior to the maturity date. If, on the final observation date, both the 10-Year CMT rate is at or above 4.60% and the 3-Month USD LIBOR rate is at or below 5.15%, you will receive a payment at maturity equal to •% of the principal amount of your notes, corresponding to a per annum simple (non-compounded) rate of return on the notes of •%. If one or both of these rate constraints are not met on the final observation date, you will receive a payment at maturity equal to 100% of the principal amount of your notes, corresponding to a rate of return on the notes of zero. The payment at maturity when both barrier constraints are met, which is expected to be between 104.5% and 105.5% of the principal amount of your notes (which equates to a per annum simple (non-compounded) rate of return of between 9% and 11%), will be determined on the pricing date and will be set forth in the final prospectus supplement delivered to you in connection with a sale of the notes. The rate of return on your investment in the notes will be zero unless both the CMT barrier constraint and the LIBOR barrier constraint are met on fifth business day prior to the maturity date.

➢	There may be little or no secondary market for the notes—We do not intend to list the notes on any stock exchange or automated quotation system, and there can be no assurances that a secondary market for the notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the notes, although they are not required to do so and may stop making a market at any time.

What is the 3-Month USD LIBOR rate and what are some factors that affect a change in it?

The 3-Month USD LIBOR rate is the rate determined by the British Bankers’ Association based on London inter-bank offered rates of major banks for deposits in U.S. dollars for a period of three months.

Factors that may affect the 3-Month USD LIBOR rate include:

  supply and demand among banks in London for U.S. dollar-denominated deposits with approximately three-month term;

  general economic, financial, political or regulatory conditions;

  monetary policies of the Board of Governors of the Federal Reserve System;

  changes in interest rates generally; and

  inflation and expectations concerning inflation.

What is the 10-Year Constant Maturity Treasury rate and what are some factors that affect a change in it?

According to the United States Treasury’s website, “Constant Maturity Treasury” rates (or “CMTs”) are yields interpolated by the United States Department of the Treasury from its daily yield curve. That yield curve, which relates the yield on a U.S. Treasury security to its time to maturity, is based on the closing market bid yields on actively traded U.S. Treasury securities in the over-the-counter market. These market yields are calculated from composites of quotations obtained by the Federal Reserve Bank of New York. The yield values are read from the yield curve at fixed maturities (as of the date of this preliminary terms supplement, they are 1, 3 and 6 months and 1, 2, 3, 5, 7, 10 and 20 years). This method provides a yield for a 10-Year maturity, for example, even if no outstanding U.S. Treasury security has exactly 10 years remaining to maturity. For more information on how the CMT rate is determined, see the United States Treasury’s website at http://www.treasury.gov.

Factors that may affect the 10-Year Constant Maturity Treasury rate include:

  supply and demand for U.S. Treasury Notes with approximately 10 years remaining to maturity;

  general economic, financial, political or regulatory conditions;

  monetary policies of the Federal Reserve Bank, changes in the Federal funds rate and changes in the shape of the yield curve; and

  inflation and expectations concerning inflation.

What are some factors that affect the spread between the 10-Year CMT rate and the 3-Month USD LIBOR rate?

Factors that may affect the spread between the 10-Year CMT rate and the 3-Month USD LIBOR rate include:

  Monetary policy. An easing of monetary policy is historically associated with an increased spread between long and short term interest rates, including the spread between the 10-Year CMT rate and the 3-Month USD LIBOR rate, and a tightening of monetary policy is historically accompanied by narrowing spreads between the two rates.

  Interest rate volatility. Increased volatility is historically associated with an increased spread between long and short term interest rates, including the spread between the 10-Year CMT rate and the 3-Month USD LIBOR rate, and, conversely, decreased volatility is historically associated with tighter spreads.

  Inflation rate. Higher inflation rates have historically been associated with larger spreads between long and short term interest rates, including the spread between the 10-Year CMT rate and the 3-Month USD LIBOR rate, and, conversely, lower inflation rates have been historically associated with tighter spreads.

  Interest rate levels. Higher overall interest rates tend to be associated with higher spreads in the interest rate market than lower spreads, and may also affect the spread between the 10-Year CMT rate and the 3-Month USD LIBOR rate.

Please note that historical trends are not indicative of the future spread between the 10-Year CMT rate and the 3-Month USD LIBOR rate.

What are the tax consequences of the notes?

The notes should be characterized as debt instruments for U.S. federal income tax purposes. Under this characterization, the payment at maturity in excess of the principal amount of the notes will generally be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or received, in accordance with the holder’s method of accounting for U.S. federal income tax purposes. There will be no withholding tax on amounts paid to a Non-U.S. Holder, provided certain certification requirements are satisfied. See the section entitled “Certain United States Federal Income Tax Consequences” for an additional discussion of the U.S. federal income tax treatment of the notes.

Please see the Prospectus to which this preliminary terms supplement relates for a discussion of certain Swiss tax considerations relating to the notes.

How will the payment at maturity be determined?

The amount payable on your notes at maturity will depend on the 10-Year CMT rate relative to the CMT barrier constraint and the 3-Month USD LIBOR rate relative to the LIBOR barrier constraint as follows:

Step 1: Determine the 10-Year CMT rate for the final observation date

➢	The “10-Year CMT rate” means for the final observation date, which occurs on the fifth business day prior to the maturity date, the rate set forth in the weekly statistical release designated as H.15(519) as displayed on Reuters Screen FRBCMT Page (or any successor service or page for the purpose of displaying the yield for U.S. Treasury securities at constant maturity) for such observation date or, if the 10-Year CMT rate for suchobservation date is not available on Reuters Screen FRBCMT Page (or any successor service or page for thepurpose of displaying the yield for U.S. Treasury securities at constant maturity) by 3:30 p.m. on the finalobservation date, as determined in the manner described under the heading “Specific Terms of the Notes —Payment at Maturity” on page S-18.

Step 2: Determine the 3-Month USD LIBOR rate for the final observation date

➢	The “3-Month USD LIBOR” means for the final observation date, which occurs on the fifth business day prior to the maturity date, the offered rate (British Bankers’ Association) for deposits in U.S. dollars for a period of three months, commencing on such observation date, which appears on Reuters Screen LIBOR01 Page (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks) as of 11:00 a.m. London time on that observation date. If the 3-Month USD LIBOR cannot be determined on any business day as described above, then the 3-Month USD LIBOR will be determined on the basis of the rates, at approximately 11:00 a.m. London time on the final observation date, at which deposits in U.S. dollars for a period of three months are offered to prime banks in the London interbank market by four major banks in that market selected by the Calculation Agent, beginning on that observation date in a representative amount. The Calculation Agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, the 3-Month USD LIBOR for the final observation date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as described above, the 3-Month USD LIBOR for the final observation date will be the arithmetic mean of the rates for loans in U.S. dollars for a period of three months to leading European banks quoted, at approximately 11:00 a.m. in New York, New York, on that observation date, by three major banks selected by the Calculation Agent, beginning on that observation date in a representative amount. If fewer than three banks selected by the Calculation Agent are quoting as described above, the 3-Month USD LIBOR for the final observation date will be determined by the Calculation Agent in its sole and absolute discretion.

Step 3: Determine if both the CMT barrier constraint and the LIBOR barrier constraint are met

  The CMT barrier constraint is met if the 10-Year CMT rate for the final observation date is greater than, or equal to, 4.60%.

  The LIBOR barrier constraint is met if the 3-Month USD LIBOR rate for the final observation date is less than, or equal to, 5.15%.

Step 4: Determine the amount to be paid on the notes at maturity

  If both the CMT barrier constraint and the LIBOR barrier constraint are met on the final observation date, you will receive a payment at maturity equal to •% of the principal amount of your notes.

  If one or both barrier constraints are not met on the final observation date, you will receive a payment at maturity equal to 100% of the principal amount of your notes, resulting in a zero return on the notes.

Hypothetical examples of how the interest amount payable on the notes is calculated for a single interest period.

Assumptions:

Principal amount of the notes:	$1,000
Potential Payment at maturity

105.5% of the principal amount of the notes. The payment at maturity when both barrier constraints are met, which is expected to be between 104.5% and 105.5% of the principal amount of your notes (which equates to a per annum simple (non-compounded) rate of return of between 9% and 11%), will be determined on the pricing date and will be set forth in the final prospectus supplement delivered to you in connection with a sale of the notes.

Example 1 – 10-Year CMT rate remains stable or increases and 3-Month USD LIBOR rate remains stable or decreases during the term of the notes

If the 10-Year CMT rate remains stable or increases and 3-Month USD LIBOR rate remains stable or decreases during the term of the notes, so that on the final observation date, which occurs on the fifth business day prior to the maturity date, the 10-Year CMT rate is at or above 4.60% and the 3-Month USD LIBOR rate is at or below 5.15%, the payment at maturity will be equal to 105.5% of the principal amount of the notes, corresponding to a payment of $1,055 for each $1,000 principal amount of notes, a per annum simple (non-compounded) rate of return of 11%.

Example 2 – 10-Year CMT rate falls below the CMT barrier constraint or 3-Month USD LIBOR rate exceeds the LIBOR barrier constraint on the final observation date.

If either the 10-Year CMT rate falls below 4.60% or the 3-Month USD LIBOR rate exceeds 5.15%, or both, on the final observation date, which occurs on the fifth business day prior to the maturity date, the payment at maturity will be equal to 100% of the principal amount of the notes, corresponding to a payment of $1,000 for each $1,000 principal amount of notes, a rate of return of zero.

Fluctuations in the level of the 10-Year CMT rate and the 3-Month USD LIBOR rate make the return on the notes difficult to predict and can result in a return of zero for the term of the notes.

Historical Information

10-Year CMT rate

We have included the following information about the historical behavior of the 10-Year CMT rate for your reference. Past movements of the 10-Year CMT rate are not indicative of future levels or the future behavior of such rate.

Source: Bloomberg Financial Systems

3-Month USD LIBOR rate

We have included the following information about the historical behavior of the 3-Month USD LIBOR rate for your reference. Past movements of the 3-Month USD LIBOR rate are not indicative of future levels or the future behavior of such rate.

Source: Bloomberg Financial Systems

Risk Factors

The return on your notes is linked to the change in the 10-Year CMT rate and the 3-Month USD LIBOR rate. This section describes the most significant risks relating to the notes. We urge you to read the following information about these risks, together with the other information in this preliminary terms supplement and the prospectus to which it relates, before investing in the notes.

The rate of return on the notes is uncertain and could be zero.

The rate of return on your notes is uncertain and dependent on the level of the 10-Year CMT rate and the 3-Month USD LIBOR rate on the final observation date, which occurs on the fifth business day prior to the maturity date. If both the 10-Year CMT rate for the final observation date is at or above 4.60% and the 3-Month USD LIBOR rate for the final observation date is at or below 5.15%, you will receive a payment at maturity equal to •% of the principal amount of your notes, corresponding to a per annum simple (non-compounded) rate of return on the notes of •%. If one or both of these rate constraints are not met on the final observation date, you will receive a payment at maturity equal to 100% of the principal amount of your notes, corresponding to a rate of return on the notes of zero. The payment at maturity when both barrier constraints are met, which is expected to be between 104.5% and 105.5% of the principal amount of your notes (which equates to a per annum simple (non-compounded) rate of return of between 9% and 11%), will be determined on the pricing date and will be set forth in the final prospectus supplement delivered to you in connection with a sale of the notes.

The return on your notes is dependent on the 10-year CMT rate and the 3-month USD LIBOR rate on a single observation date.

The rate of return on your notes is dependent on whether, on the final observation date, the 10-year CMT rate is at or above 4.60% and the 3-month USD LIBOR rate is at or below 5.15% . If both of these constraints are met on such final observation date, the notes will provide a positive rate of return and pay •% of the principal amount at maturity. However, if one or both of these constraints are not met on the final observation date, the rate of return on the notes will be zero, even if the 10-year CMT rate is at or above 4.60% and the 3-month USD LIBOR rate is at or below 5.15% for each day during the term of the notes other than the final observation date.

Historical performance of the 10-Year CMT rate and the 3-Month USD LIBOR rate and the spread between the 10-Year CMT rate and the 3-Month USD LIBOR rate should not be taken as an indication of the future performance of the 10-Year CMT rate or the 3-Month USD LIBOR rate during the term of the notes.

It is impossible to predict whether the 10-Year CMT rate and the 3-Month USD LIBOR rate will rise or fall, or whether the spread between the 10-Year CMT rate and the 3-Month USD LIBOR rate will increase or decrease. The 10-Year CMT rate, the 3-Month USD LIBOR rate and the spreads between them will each be influenced by complex and interrelated political, economic, financial and other factors, and therefore historical performance of the 10-Year CMT rate and the 3-Month USD LIBOR rate and historical spread between the 10-Year CMT rate and the 3-Month USD LIBOR rate should not be taken as an indication of the future performance of the 10-Year CMT rate or the 3-Month USD LIBOR rate, respectively during the term of the notes.

➢	Factors that may influence the 10-Year CMT rate include:

supply and demand for U.S. Treasury Notes with approximately 10 years remaining to maturity;

general economic, financial, political or regulatory conditions;

changes in interest rates generally;

monetary policies of the Federal Reserve Bank, changes in the Federal funds rate and changes in the shape of the yield curve; and

inflation and expectations concerning inflation.

Risk Factors

➢	Factors that may influence the 3-Month USD LIBOR rate include:

supply and demand among banks in London for U.S. dollar-denominated deposits with approximately three-month term;

general economic, financial, political or regulatory conditions;

changes in interest rates generally;

monetary policies of the Board of Governors of the Federal Reserve System; and

inflation and expectations concerning inflation.

➢	Factors that may influence the spread between the 10-Year CMT rate and the 3-Month USD LIBOR rate include:

Monetary policy. An easing of monetary policy is historically associated with an increased spread between long and short term interest rates, including the spread between the 10-Year CMT rate and the 3-Month USD LIBOR rate, and a tightening of monetary policy is historically accompanied by narrowing spreads between the two rates.

Interest rate volatility. Increased volatility is historically associated with an increased spread between long and short term interest rates, including the spread between the 10-Year CMT rate and the 3-Month USD LIBOR rate, and, conversely, decreased volatility is historically associated with tighter spreads.

Inflation rate. Higher inflation rates have historically been associated with larger spreads between long and short term interest rates, including the spread between the 10-Year CMT rate and the 3-Month USD LIBOR rate, and, conversely, lower inflation rates have been historically associated with tighter spreads.

Interest rate levels. Higher overall interest rates tend to be associated with higher spreads in the interest rate market than lower spreads, and may also affect the spread between the 10-Year CMT rate and the 3- Month USD LIBOR rate.

Please note that historical trends are not indicative of future behavior of the 10-Year CMT rate, the 3-Month USD LIBOR rate and the spread between the two rates.

The market value of the notes may be influenced by unpredictable factors.

The market value of your notes may fluctuate between the date you purchase them and the maturity date. Several factors, many of which are beyond our control, will influence the market value of the notes. We expect that generally the 10-Year CMT rate and the 3-Month USD LIBOR rate on any day and expectations about future levels and volatility of the 10-Year CMT rate and the 3-Month USD LIBOR rate will affect the market value of the notes more than any other single factor. The market value of the notes may be impaired if the 10-Year CMT rate is below the CMT barrier constraint or the 3-Month USD LIBOR rate is above the LIBOR barrier constraint during the term of the notes. Other factors that may influence the market value of the notes include:

➢	supply and demand for the notes, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc., any of our other affiliates or any other market maker;

➢	economic, financial, political and regulatory or judicial events that affect financial markets generally;

➢	interest rates in the market generally;

➢	the time remaining to maturity;

➢	our right to redeem the notes; and

➢	the creditworthiness and credit ratings of UBS.

Risk Factors

There may not be an active trading market in the notes and sales prior to maturity may result in losses.

There may be little or no secondary market for the notes. We do not intend to list the notes on any stock exchange or automated quotation system, and it is not possible to predict whether a secondary market will develop for the notes. Even if a secondary market for the notes develops, it may not provide significant liquidity or result in trading of notes at prices advantageous to you. Sales in the secondary market may result in significant losses. UBS Securities LLC, UBS Financial Services Inc. and other affiliates of UBS currently intend to act as market makers for the notes, but they are not required to do so. Even if UBS Securities LLC, UBS Financial Services Inc., any of our other affiliates or any other market maker makes a market in the notes, they may stop doing so at any time. We expect there will be little or no liquidity in the notes. The prices we or our affiliates may offer for the notes will be discounted to reflect costs and, among other things, changes of and volatility in interest rates in the market.

Trading by UBS AG or its affiliates in the U.S. Treasury market may impair the value of the notes.

We and our affiliates are active participants in the U.S. Treasury market as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more U.S. Treasury transactions. In addition, as described below under “Use of Proceeds and Hedging” on page S-23, we or one or more of our affiliates may hedge our U.S. Treasury exposure under the notes by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the 10-Year Constant Maturity Treasury rate and make it less likely that you will receive a return on your investment in the notes. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the notes may decline.

Trading by UBS or its affiliates in the London interbank market may impair the value of the notes.

We and our affiliates are active participants in the London interbank market for U.S. dollar deposits as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more transactions related to U.S. dollar deposits in the London interbank market. In addition, as described below under “Use of Proceeds and Hedging” on page S-23, we or one or more of our affiliates may hedge our exposure under the notes by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities or other financial activity of ours may have a material adverse effect on the 3-Month USD LIBOR rate and make it less likely that you will receive a return on your investment in the notes. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the notes may decline.

Our business activities may create conflicts of interest.

UBS or its affiliates’ trading activities related to U.S. Treasury notes or U.S. dollar deposits in the London interbank market may be entered into on behalf of UBS, its affiliates or customers other than for the account of the holders of the notes or on their behalf. Any of these trading activities may adversely affect the 10-Year CMT rate or the 3-Month USD LIBOR rate and, as a result, the amount of interest payable on the notes. It is possible that UBS or its affiliates could receive significant returns from these trading activities while the value of or amounts payable under the notes may decline. Accordingly, these trading activities may present conflicts of interest between UBS and you.

The inclusion of commissions, compensation and projected profits from hedging in the original issue price is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

Risk Factors

We may have conflicts of interests arising from our relationships with the Calculation Agent.

You should be aware that UBS AG, acting through its London Branch, in its capacity as Calculation Agent for the notes, is under no obligation to take your interests into consideration in determining the 10-Year CMT rate and the 3-Month USD LIBOR rate and is only required to act in good faith and in a commercially reasonable manner. UBS AG, London Branch will, among other things, also determine the applicable payment to be made on the notes at maturity. Because these determinations by the Calculation Agent will affect the payment at maturity on the notes, conflicts of interest may arise in connection with its performance of its role as Calculation Agent.

Our writing of research reports on interest rates may create conflicts of interest between you and us.

We or one or more of our affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.

No current research recommendation.

Neither UBS nor any of its subsidiaries or affiliates currently publishes research on, or assigns a research recommendation to, the notes.

The notes are not insured by the FDIC.

The notes are not deposit liabilities of UBS and neither the notes nor your investment in the notes is insured by the United States Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency of the United States, Switzerland or any other jurisdiction.

The amount we will pay you to redeem your notes if we are required to pay additional amounts in respect of tax withholding is uncertain.

If we redeem your notes because we are required to pay additional amounts in respect of tax withholding, we will pay you a redemption price for your notes that will be determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic positions. Such redemption price would take into consideration the net present value of expected future payments of the principal and interest on the notes. If it is expected that future interest payments on the notes will be small or zero, the net present value would depend primarily on the present value of the repayment of the principal amount at maturity, which could result in a redemption price below par.

Value of the Notes

At maturity. You will receive a cash payment at maturity equal to equal to •% of the principal amount of your notes then outstanding if, on the final observation date which occurs on the fifth business day prior to the maturity date, the 10-Year CMT Rate is at or above 4.60%, and the 3-Month USD LIBOR rate is at or below 5.15% . Otherwise you will receive a payment at maturity equal to 100% of the principal amount of your notes then outstanding The payment at maturity when both barrier constraints are met, which is expected to be between 104.5% and 105.5% of the principal amount of your notes (which equates to a per annum simple (non-compounded) rate of return of between 9% and 11%), will be determined on the pricing date and will be set forth in the final prospectus supplement delivered to you in connection with a sale of the notes.

Prior to maturity. You should understand that the market value of the notes will be affected by several factors, many of which are beyond our control. We expect that generally the 10-Year CMT rate and 3-Month USD LIBOR rate on any day and expectations about future levels and volatility of the 10-Year CMT rate and the 3-Month USD LIBOR rate will affect the market value of the notes more than any other single factor. Other factors that may influence the market value of the notes include supply and demand for the notes, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. and other market makers, the time remaining to maturity, our right to redeem the notes and the creditworthiness of UBS. See “Risk Factors” beginning on page S-13 for a discussion of the factors that may influence the market value of the notes prior to maturity.

Specific Terms of the Notes

In this section, references to “holders” mean those who own the notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the notes registered in street name or in the notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the prospectus to which this preliminary terms supplement relates.

The notes are part of a series of debt securities entitled “medium-term notes, Series A” that we may issue under the indenture from time to time. This preliminary terms supplement summarizes specific financial and other terms that apply to the notes. Terms that apply generally to all medium-term notes, Series A are described in “Description of Debt Securities We May Offer” in the prospectus to which this preliminary terms supplement relates. The terms described here (i.e., in this preliminary terms supplement) supplement those described in the prospectus to which this preliminary terms supplement relates and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS in this preliminary terms supplement relates only to the initial sale of the notes. If you have purchased the notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the notes in more detail below.

Coupon

We will not pay you interest during the term of the notes.

Denomination

The denomination of the notes will be $1,000 and integral multiples thereof. The minimum initial investment in the notes will be $10,000.

Payment at Maturity

At maturity we will pay you •% of the principal amount of your notes if both the CMT barrier constraint and the LIBOR barrier constraint, each as described below, are met on the final observation date which occurs on the fifth business day prior to the maturity date. The payment at maturity when both barrier constraints are met, which is expected to be between 104.5% and 105.5% of the principal amount of your notes (which equates to a per annum simple (non-compounded) rate of return of between 9% and 11%), will be determined on the pricing date and will be set forth in the final prospectus supplement delivered to you in connection with a sale of the notes.

If one or both barrier constraints are not met on the final observation date, we will at maturity pay you 100% of the principal amount of your notes, corresponding to a rate of return on the notes of zero.

The CMT barrier constraint is met if the 10-Year CMT rate for the final observation date is greater than, or equal to, 4.60% .

The LIBOR barrier constraint is met if the 3-Month USD LIBOR rate for the final observation date is less than, or equal to, 5.15%

➢	The “10-Year CMT rate” for the final observation date will be determined by the Calculation Agent as follows:

the 10-Year CMT rate set forth in the weekly statistical release designated as H.15(519) as displayed on Reuters Screen FRBCMT Page (or any successor service or page for the purpose of displaying the yield for U.S. Treasury securities at constant maturity) for such observation date.

Specific Terms of the Notes

If the 10-Year CMT rate cannot be determined in the manner described above, the following procedures will be used:

If the applicable rate described above is not displayed on Reuters Screen FRBCMT Page (or any successor service or page for the purpose of displaying the yield for U. S. Treasury securities at constant maturity) by 3:30 p. m. (New York City time) on the final observation date, unless the calculation is made earlier and the rate is available from that source at that time on such date, then the 10-Year CMT rate will be the Treasury constant maturity rate having a designated maturity of 10 years, as published in H.15(519) or another recognized electronic source for displaying the rate.

If the applicable rate described above is not published in H.15(519) or another recognized electronic source for displaying such rate by 3:30 p. m. (New York City time) on the final observation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the 10-Year CMT rate will be the Treasury constant maturity rate, or other United States Treasury rate, for a designated maturity of 10 years and with reference to the particular business day on which the final observation date occurs, that is published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury and that the Calculation Agent determines to be comparable to the rate formerly displayed on Reuters Screen FRBCMT Page (or any successor service or page for the purpose of displaying the yield for U. S. Treasury securities at constant maturity) and published in H.15(519).

If the rate described in the prior paragraph cannot be determined, then the Calculation Agent will determine the 10-Year CMT rate to be a yield to maturity based on the average of the secondary market offered rates as of approximately 3:30 p. m. (New York City time), on the final observation date reported, according to their written records, by three leading primary United States government securities dealers in New York City. The Calculation Agent will select five such securities dealers, and will eliminate the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct non- callable fixed rate obligations of the United States Treasury (“Treasury Notes”) with an original maturity of approximately 10 years and a remaining term to maturity of not less than nine years in a representative amount. If two Treasury Notes with an original maturity as described above have remaining terms to maturity equally close to 10 years, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

If the Calculation Agent cannot obtain three Treasury Note quotations of the kind described in the prior paragraph, the Calculation Agent will determine the 10-Year CMT rate to be the yield to maturity based on the average of the secondary market offered rates for Treasury Notes with an original maturity longer than 10 years which have a remaining term to maturity closest to 10 years and in a representative amount, as of approximately 3:30 p. m. (New York City time), on the final observation date of leading primary United States government securities dealers in New York City. In selecting these offered rates, the Calculation Agent will request quotations from at least five such securities dealers and will disregard the highest quotation (or if there is equality, one of the highest) and the lowest quotation (or if there is equality, one of the lowest). If two Treasury Notes with an original maturity longer than 10 years have remaining terms to maturity that are equally close to the designated CMT Index Maturity, the Calculation Agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity. If fewer than five but more than two of the leading primary United States government securities dealers are quoting as described above, then the 10-Year CMT rate for the final observation date will be based on the average of the offered rates obtained, and neither the highest nor the lowest of those quotations will be eliminated. If two or fewer leading primary United States government securities dealers selected by the Calculation Agent are quoting as described above, the 10-Year CMT rate will be determined by the Calculation Agent acting in good faith in light of the commercial circumstances.

➢	The “3-Month USD LIBOR” for the final observation date will be determined by the Calculation Agent as follows:

Specific Terms of the Notes

the offered rate (British Bankers’ Association) for deposits in U.S. dollars for a period of three months, commencing on such observation date, which appears on Reuters Screen LIBOR01 Page (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks) as of 11:00 a.m. London time on that observation date. If the 3-Month USD LIBOR cannot be determined on the final observation date as described above, then the 3-Month USD LIBOR will be determined on the basis of the rates, at approximately 11:00 a.m. London time on the final observation date, at which deposits in U.S. dollars for a period of three months are offered to prime banks in the London interbank market by four major banks in that market selected by the Calculation Agent, beginning on that observation date in a representative amount. The Calculation Agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, the 3-Month USD LIBOR for the final observation date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as described above, the 3-Month USD LIBOR for the final observation date will be the arithmetic mean of the rates for loans in U.S. dollars for a period of three months to leading European banks quoted, at approximately 11:00 a.m. in New York, New York, on that observation date, by three major banks selected by the Calculation Agent, beginning on that observation date in a representative amount. If fewer than three banks selected by the Calculation Agent are quoting as described above, the 3- Month USD LIBOR for the final observation date will be determined by the Calculation Agent in its sole and absolute discretion.

Maturity Date

The maturity date will be September •, 2007.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the notes in the circumstances described under “Description of Debt Securities We May Offer—Optional Tax Redemption” in the prospectus to which this preliminary terms supplement relates. If we exercise this right, the redemption price of the notes will be determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the notes is accelerated, we will pay the default amount in respect of the principal of the notes at maturity. We describe the default amount below under “—Default Amount.”

For the purpose of determining whether the holders of our Series A medium-term notes, of which the notes issued here are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the notes issued here as the outstanding principal amount of that note. Although the terms of the notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the prospectus to which this preliminary terms supplement relates under “Description of Debt Securities We May Offer—Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer—Modification and Waiver of Covenants.”

Default Amount

The default amount for the notes on any day will be an amount, in U.S. dollars for the principal of the notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the notes. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

Specific Terms of the Notes

➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the notes, which we describe below, the holders of a majority in principal amount of the notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If the holders of a majority in principal amount of the notes obtain such quotation, they must notify us in writing of such quotation. Conversely, if we obtain such quotation, we must notify the holders of the notes in writing of such quotation. The amount referred to in the first bullet point above will equal the lowest–or, if there is only one, the only–quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

➢	no quotation of the kind referred to above is obtained; or

➢	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency; or

➢	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on or delivery of the notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in “Description of Debt Securities We May Offer–Payment Mechanics for Debt Securities” in the prospectus to which this preliminary terms supplement relates, any payment on the notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same

Specific Terms of the Notes

effect as if paid on the original due date, unless such day falls in the next calendar month, in which case the payment date will be the first preceding day that is a business day.

For purposes of determining the 3-Month USD LIBOR rate, a “business day” will exclude any day that is a day on which dealings in deposits in U.S. dollars are not transacted, or with respect to any future date are expected not to be transacted, in the London interbank market.

Role of Calculation Agent

UBS AG, acting through its London Branch, will serve as the Calculation Agent. We may change the Calculation Agent after the original issue date of the notes without notice. The Calculation Agent will make all determinations regarding business days, the default amount, the 10-Year CMT rate, the 3-Month USD LIBOR rate and the amount of payable in respect of your notes. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agent.

Booking Branch

The notes will be booked through UBS AG, Jersey Branch.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the prospectus to which this preliminary terms supplement relates under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

In connection with the sale of the notes, we or our affiliates may enter into hedging transactions involving the execution of interest rate swap and option transactions, purchases and sales of U.S. Treasury securities and listed or over-the-counter options on U.S. Treasury securities or the execution of other derivative transactions with returns linked to or related to changes in the value of U.S. Treasury securities and/or their yields, purchases and sales of U.S. dollar deposits in London, or other transactions linked to changes in interest rates (including U.S. dollar LIBOR rates), in each case both before and after the issue date of the notes. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

  execute or terminate interest rate swap and option transactions;

  acquire or dispose of U.S. Treasury securities;

  take or dispose of positions in listed or over-the-counter options or other instruments based on U.S. Treasury securities;

  acquire or dispose of U.S. dollar deposits in the London interbank market;

  take or dispose of positions in listed or over-the-counter options or other instruments based on interest rates (including U.S. dollar LIBOR rates); or

  do a combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the notes from time to time. See “Risk Factors” on page S-13 for a discussion of these adverse effects.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

For the period ended	September 30, 2006 (unaudited)		December 31, 2006 (unaudited)

	CHF	USD	CHF	USD
	(in millions)	(in millions)	(in millions)	(in millions)

Debt

Short Term Debt Issued (1)	153,500	125,875	156,370	128,299

Long Term Debt Issued (1)	157,851	129,443	169,420	138,930

Total Debt Issued (1)	311,351	255,319	325,790	267,159

Minority Interest (2)	6,300	5,166	6,089	4,993

Shareholders’ Equity	48,209	39,533	49,801	40,839

Total Capitalization	365,860	300,018	381,680	312,991

CHF amounts have been translated into USD at the rate of CHF 1 = $0.82004 (3)

(1)	Includes Money Market Paper and Medium-Term notes as per Balance Sheet position based on remaining maturities (split in short and long term is available only quarterly).

(2)	Includes Trust preferred securities.

(3)	Exchange rate as at December 31, 2006; USD-amounts of prior periods will be adjusted back to the current rate.

Certain United States Federal Income Tax Consequences

The following is a general discussion of the principal U.S. federal income tax consequences of the acquisition, ownership and disposition of notes. This discussion applies to you if you are an initial holder of notes purchasing the notes at the issue price and if you hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This summary is based on the Code, existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions, in each case as currently in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all aspects of the U.S. federal income taxation of the notes that may be relevant to you in light of your particular circumstances or if you are a holder of notes who is subject to special treatment under the U.S. federal income tax laws, such as:

one of certain financial institutions;

an insurance company;

a tax-exempt entity;

a dealer in securities;

a regulated investment company;

a real estate investment trust;

a person holding the notes as part of a hedging transaction, “straddle,” synthetic security, conversion transaction, or other integrated transaction, or who has entered into a “constructive sale” with respect to the notes;

a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

a trader in securities who elects to apply a mark-to-market method of tax accounting; or

a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

As the law applicable to the U.S. federal income taxation of instruments such as the notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effects of any applicable state, local or non-U.S. tax laws are not discussed. You are urged to consult your tax advisor concerning the U.S. federal income tax consequences of owning and disposing of the notes, as well as any consequences under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

The following discussion applies to you only if you are a “U.S. Holder” of notes. You are a U.S. Holder if, for U.S. federal income tax purposes, you are a beneficial owner of a note that is:

a citizen or resident of the United States;

a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof; or

an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

The notes should be characterized as debt instruments for U.S. federal income tax purposes, and the following discussion assumes this characterization.

Certain United States Federal Income Tax Consequences

The payment at maturity in excess of the principal amount of the notes should be taxable to you as ordinary interest income at the time it is accrued or received, in accordance with your method of accounting for U.S. federal income tax purposes. If you are a U.S. Holder who is a cash-method taxpayer, you may elect to accrue income on the notes prior to maturity. If you are a U.S. Holder who is an accrual-method taxpayer (or a cash-method holder who elects to accrue income currently), you should accrue income on the notes on a straight-line basis unless you elect to accrue on a constant-yield method based on daily compounding. However, it is not clear how such amount should be accrued. You should consult your tax advisor regarding the determination of the amount of any interest accruals. Any interest you include in income with respect to the notes should increase your adjusted basis in the notes and affect the amount of gain or loss you recognize upon a sale, exchange or retirement of the notes. Upon the sale, exchange or early retirement of the notes, you will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or early retirement and your adjusted tax basis in the notes. If the amount realized upon the sale, exchange or early retirement of a note is less than your tax basis in the note, you will have a capital loss. If the amount realized is greater than your tax basis in the notes, it is not clear what amount of this excess will be treated as interest income and what amount will be treated as capital gain. You should consult with your tax advisor regarding this issue.

In addition, a cash-method U.S. Holder who does not make the election to accrue interest currently should be required to defer deductions for certain interest paid on indebtedness incurred to purchase or carry the notes until maturity or an earlier disposition of the notes.

Tax Consequences to Non-U.S. Holders

The following discussion applies to you only if you are a “Non-U.S. Holder” of notes. You are a “Non-U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note that is:

a nonresident alien individual;

a foreign corporation; or

a foreign estate or trust.

There will be no withholding tax on payments on the notes, provided that you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and provide your name and address or otherwise satisfy applicable documentation requirements.

Any gain realized on the sale or exchange of a note will be exempt from U.S. federal withholding tax, but may be subject to U.S. federal income tax if you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain conditions are met or if such gain is effectively connected with your conduct of a U.S. trade or business, as discussed below. A Non-U.S. Holder who is present in the United States for 183 days or more in the taxable year of disposition is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

If you are engaged in a trade or business in the United States and if income or gain from the notes is effectively connected with your conduct of such trade or business, you will generally be subject to regular U.S. federal income tax on such income or gain in the same manner as if you were a U.S. Holder. In order to claim an exemption from withholding tax on amounts treated as interest income, you will be required to provide a properly executed IRS Form W-8ECI. In this event, you are urged to consult your own tax advisor with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

If you are a U.S. Holder, payments made on the notes and the proceeds received from a sale, exchange or other disposition (including the payment at maturity) of notes will be subject to information reporting if you are not an “exempt recipient” (such as a corporation) and will also be subject to backup withholding at the rates specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number). If you are a Non-U.S. Holder and you comply with the certification procedures described in the preceding section, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

ERISA Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investments funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates, may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of Section 4975 of the Code with respect to ERISA Plans as well as certain individual retirement accounts and other arrangements subject to Section 4975 of the Code (together with ERISA Plans, “Plans”). The acquisition of the notes by any such Plan with respect to which we are a party in interest or disqualified person may constitute a prohibited transaction, unless an exemption applies or there is some other basis on which the purchase and holding of the notes is not prohibited. Section 408(b)(17) of ERISA and five prohibited transaction class exemptions issued by the Department of Labor might apply to exempt the purchase, sale and holding of the notes from the prohibited transaction provisions of ERISA and the Code. The class exemptions are Prohibited Transaction Class Exemption (“PTCE”) 96-23 (for transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment trusts), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).

Accordingly, by acquiring the notes, each purchaser and subsequent transferee will be deemed to have represented and warranted on each day from and including the date of its acquisition of the notes through and including the date of its disposition of the notes that either (i) no portion of the assets used by such purchaser or transferee to acquire the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee is exempt from the prohibited transaction rules of Section 406 of ERISA and Section 4975 of the Code pursuant to Section 408(b)(17) of the ERISA or PTCE 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1 or PTCE 84-14 or (iii) there is no basis on which the purchase and holding could constitute a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code.

Although the foregoing fiduciary responsibility and prohibited transaction rules generally do not apply to governmental plans, as defined in Section 3(32) of ERISA, certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA), similar rules may apply to such plans under other applicable laws or documents (“Similar Laws”). Accordingly, any party using the assets of a governmental plan, church plan or non-U.S. plan to acquire or hold the notes will be deemed to have represented and warranted on each day from and including the date of its acquisition of the notes through and including the date of its disposition of the notes that the purchase and holding of the notes by such plan does not constitute a non-exempt prohibited transaction under any laws or documents similar to the prohibited transaction rules of Section 406 of ERISA and Section 4975 of the Code.

The discussion above supplements the discussion under “ERISA Considerations” in the prospectus to which this preliminary terms supplement relates. Any person proposing to acquire notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto and the fiduciary delegation issue described above. Purchasers of the notes have exclusive responsibility for ensuring that their purchase and holding of the notes do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to a Plan or other benefit plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plan investors generally or any particular Plan or other benefit plan investor, or that such an investment is appropriate for such plan investors generally or any particular Plan or other benefit plan investor.

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the notes specified in this preliminary terms supplement. The notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the prospectus to which this preliminary terms supplement relates forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered notes at the original issue price applicable to the offered notes to be resold. Minimum initial purchase from UBS Securities LLC and UBS Financial Services Inc. will be notes in an aggregate principal amount of $10,000 and in increments of $1,000 above that amount. UBS Securities LLC and UBS Financial Services Inc. may resell notes to securities dealers at negotiated prices which may include a discount from the original issue price applicable to the offered notes. In the future, we or our affiliates may repurchase and resell the offered notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the prospectus to which this preliminary terms supplement relates.

UBS may use this preliminary terms supplement and the prospectus to which this preliminary terms supplement relates in the initial sale of any notes. In addition, UBS, UBS Securities LLC, UBS Financial Services Inc., or any other affiliate of UBS may use this preliminary terms supplement and the prospectus to which this preliminary terms supplement relates in a market-making transaction for any notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this preliminary terms supplement and prospectus to which this preliminary terms supplement relates electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this preliminary terms supplement and the prospectus to which this preliminary terms supplement relates are being used in a market-making transaction.

We expect to deliver the notes against payment for the notes on the date specified in the penultimate paragraph of the second page of this preliminary terms supplement, which will be on or about the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Any notes purchased by any person for resale may not be offered in any jurisdiction in circumstances that would result in the Issuer being obliged to register any further prospectus or corresponding document relating to the notes in that jurisdiction.

For EEA jurisdictions (EU member states plus Norway, Iceland and Liechtenstein) that have implemented Directive 2003/71/EC, including any relevant implementing measure in each such member state (the “EU Prospectus Directive”), the preliminary terms supplement and the prospectus to which the preliminary terms supplement relates, for these notes DO NOT QUALIFY as a prospectus published in accordance with the requirements of the EU Prospectus Directive. Unless and until a prospectus has been published in accordance with the requirements of the EU Prospectus Directive, these notes may not be offered or sold in EEA jurisdictions that have implemented the EU Prospectus Directive other than (1) in minimum denominations of, or total consideration per investor of at least, EUR 50,000 (or equivalent in other currencies) or (2) only to Qualified Investors; and/or (aggregated for all distributors) to less than 100 offerees that are not Qualified Investors per EEA jurisdiction. A “Qualified Investor” is a legal entity that (i) is authorized or regulated to operate in the financial markets or has the sole purpose to invest in securities; or (ii) meets two of the following three criteria (as shown in its last annual or consolidate accounts): (a) an average number of at least 250 employees during the last financial year; (b) a total balance sheet of more than EUR 43,000,000; and (c) an annual net turnover of more than EUR 50,000,000.

For EEA jurisdictions that have not implemented the EU Prospectus Directive, sales in such jurisdictions must be in compliance with the laws of that jurisdiction.

You should rely only on the information incorporated by reference or provided in this preliminary terms supplement or the prospectus to which the preliminary terms supplement relates. We have not authorized anyone to provide you with different information. We are not making an offer of the sesecurities in any state where the offer is not permitted. You should not assume that the information in this preliminary terms supplement is accurate as of any date other than the date on the front of the document.

		100% Principal Protection
TABLE OF CONTENTS		Digital Return Notes

	Page
Preliminary Terms Supplement
		UBS AG $• Senior Notes due September •,
Preliminary Terms Supplement Summary	S-2	2007, With Payment at Maturity Linked to
Risk Factors	S-13	the 10-Year Constant Maturity U.S. Treasury
Value of the Notes	S-17	Rate and the 3-Month USD LIBOR Rate
Specific Terms of the Notes	S-18
Use of Proceeds and Hedging	S-23
Capitalization of UBS	S-24
Certain United States Federal Income Tax
Consequences	S-25
ERISA Considerations	S-27
Supplemental Plan of Distribution	S-28

Prospectus
Introduction	3
Cautionary Note Regarding Forward		Preliminary Terms Supplement
Looking Information	5
Incorporation of Information About
UBS AG	7	March 6, 2007
Where You Can Find More Information	8	(Relating To Prospectus dated March 27, 2006)
Presentation of Financial Information	9
Limitations on Enforcement of U.S. Laws Against
UBS AG, Its Management and Others	10
Capitalization of UBS	10
UBS	11
Use of Proceeds	13
Description of Debt Securities We May
Offer	14
Description of Warrants We May Offer	36	UBS Investment Bank
Legal Ownership and Book-Entry		UBS Financial Services Inc.
Issuance	53
Considerations Relating to Indexed
Securities	59
Considerations Relating to Securities Denominated or
Payable in or Linked
to a Non-U.S. Dollar Currency	62
U.S. Tax Considerations	65
Tax Considerations Under the Laws of
Switzerland	76
ERISA Considerations	78
Plan of Distribution	79
Validity of the Securities	82
Experts	82